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Exhibit 3.32

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE MICROSPRING COMPANY, LLC
(a Delaware limited liability company)

        THIS LIMITED LIABILITY COMPANY AGREEMENT is dated as of March 19, 1999 by MedSource Technologies, LLC, a Delaware limited liability company ("the "Member").

        The Member desires to form, and become the sole member of, The MicroSpring Company, LLC, a Delaware limited liability company (the "Company"), and to provide herein for the management and the conduct of the business and affairs of the Company and the relative rights and obligations of the Member with respect thereto.

        The Member hereby agrees as follows:

ARTICLE I
FORMATION

        Section 1.1    Formation.    The Company was formed as a limited liability company under the Delaware Limited Liability Company Act (the "Act") upon the filing of the certificate of formation (the "Certificate of Formation") with the Secretary of State of the State of Delaware.

        Section 1.2    Admission of Members.    By executing this Agreement, the Member is being admitted as the sole Member of the Company, all upon the terms and subject to the conditions set forth in this Agreement.

        Section 1.3    Name of the Company.    The name of the Company is The MicroSpring Company, LLC. The Company shall conduct its business under such name, or under any assumed, fictitious or other name as may be determined by the Member and permitted by law.

        Section 1.4    Places of Business.    The principal place of business of the Company shall be located in the state of Massachusetts, or at such other place as the Member may determine. The Company shall qualify to do business in such places as the Member or an officer of the Company may determine.

        Section 1.5    Purpose.    The purpose of the Company is to engage in any lawful business, purpose or activity permitted by the Act.

ARTICLE II
CAPITALIZATION

        Section 2.1    Capital Contributions.

          (a)   Simultaneously with the execution and delivery of this Agreement, the Member is contributing $100 to the capital of the Company.

          (b)   Except as expressly provided in Section 2.1 hereof, the Member shall not be required (but may in its sole discretion) to make any capital contribution or to lend or advance funds or property to the Company for any purpose whatsoever.

ARTICLE III
DISTRIBUTIONS AND ALLOCATIONS

        Section 3.1    Distributions.    The Company shall make distributions (including, without limitation, interim distributions) of cash or other property to the Member at such times and in such amounts as the Member may determine.

        Section 3.2    Allocation of Profit and Loss.    All profit or loss of the Company for each period shall be allocated to the Member.

ARTICLE IV
FISCAL MATTERS

        Section 4.1    Tax Returns.    The Company shall prepare and file, or shall cause to be prepared and filed, all tax returns required to be filed for the Company.

        Section 4.2    Elections.    Except as otherwise specifically provided herein, all tax and accounting decisions and elections required or permitted to be made by the Company under applicable law shall be made by the Member.

        Section 4.3    Books and Records.    The Company shall maintain or cause to be maintained at its principal place of business complete and accurate books and records of the assets, business and affairs of the Company, including, without limitation:

          (a)   true and full information regarding the status of the Business and financial condition of the Company;

          (b)   a copy of the Company's federal, state and local income tax returns for each of the last three tax years;

          (c)   a current list of the name, last known business, residence of mailing address of the Member;

          (d)   a copy of this Agreement and the Certificate of Formation and all amendments thereto and restatements thereof, together with an executed copy of any written power of attorney pursuant to which this Agreement and any certificate or amendment thereto has been executed; and

          (e)   true and full information regarding the amount of cash and a description and statement of the agreed value of any property or services contributed by the Member and the date on which it became a Member.

        Section 4.4    Disregarded Entity.    The Member intends that the Company be characterized as a disregarded entity for United States federal income tax purposes.

ARTICLE V
ADMINISTRATION

        Section 5.1    Management of the Company.    The Member shall have the exclusive right, power and authority to manage the business, assets, operation and affairs of the Company, with all rights and powers and the full authority necessary, desirable or convenient to administer and operate the same for Company purposes, to incur, perform, satisfy and compromise all manner of obligations on behalf of the Company, and to make all decisions and do all things necessary or desirable in connection therewith.

        Section 5.2    Officers of the Company.

          (a)   The Member may appoint such officers of the Company, with such powers and duties, as the Member may determine from time to time. Each officer shall serve at the pleasure of the Member, including, without limitation, a Chairman, a President, a Vice President, a Secretary, a Treasurer and one or more other Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such officers with such titles as the Member may determine. The officers of the Company shall have such authority and perform such duties in the management and operation of the Company as the Member shall prescribe. Any officer may be removed, with or without cause by the Member.

          (b)   The Chairman of the Company, if one is appointed, shall be responsible for oversight of the management and business of the Company.

          (c)   The President of the Company, if one is appointed, shall be the chief executive officer of the Company, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Member are carried into effect.

          (d)   The Vice President of the Company, if one is appointed, and if there shall be more than one, the Vice Presidents in the order determined by the Member, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the President or the Member may from time to time prescribe.

          (e)   The Secretary of the Company, if one is appointed, shall record all of the proceedings and actions of the Member in writing and shall exercise such additional authority and perform such additional duties as the Member shall prescribe. The Assistant Secretary, if one is appointed, and if there be more than one, the Assistant Secretaries in the order determined by the Member, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the President or the Member may from time to time prescribe.

          (f)    The Treasurer of the Company, if one is appointed, shall have custody of the Company's funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member. The Treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render to the President and the Member, when requested, an account of all his transactions as Treasurer and of the financial condition of the Company. If required by the Member, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Member for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company. The Assistant Treasurer, if one is appointed, and if there shall be more than one, the Assistant Treasurers in the order determined by the Member, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the President or the Member may from time to time prescribe.

        Section 5.3    Bank Accounts.    The Company shall maintain one or more accounts, including, without limitation, checking, cash management, money market or investment accounts, in such banks or other financial institutions as the Member may select. All amounts deposited by or on behalf of the Company in those accounts shall be and remain the property of the Company. Withdrawals from such accounts shall be made the signatories designated by the Member.

ARTICLE VI
DISSOLUTION AMD LIQUIDATION

        Section 6.1    Dissolution.    The Company shall be dissolved upon the first of the following events to occur:

          (a)   the determination of the Member;

          (b)   the sale or other disposition of all of the Company's assets;

          (c)   the entry of a judicial decree of dissolution of the Company pursuant to the Act; or

          (d)   if there are no Members.

        Section 6.2    Liquidation.

          (a)   Upon a dissolution of the Company, the Member shall take or cause to be taken a full account of the Company's assets and liabilities as of the date of such dissolution and shall proceed with reasonable promptness to liquidate the Company's assets and to terminate its business and affairs. The Company's assets, or the proceeds from the liquidation thereof, shall be applied in cash or in kind in the following order:

              (i)  to creditors (including Members who are creditors (other than on account of their capital accounts)) to the extent otherwise permitted by applicable law in satisfaction of all liabilities and obligations of the Company, including expenses of the liquidation;

             (ii)  to the establishment of such reserves for contingent liabilities of the Company as are deemed necessary or desirable by the Member; provided, however, that such reserves shall be held in a bank in escrow for the purpose of disbursing such reserves for the payment of such contingent liabilities and, at the expiration of such period as the Member may reasonably deem advisable, for the purpose of distributing the remaining balance in accordance with subparagraph (iii) below; and

            (iii)  to the Member.

          (b)   Following the liquidation of the Company, the Member shall file a Certificate of Cancellation of the Certificate of Formation of the Company with the Office of the Secretary of State of the State of Delaware.

ARTICLE VII
MISCELLANEOUS

        Section 7.1    Governing Law.    This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to choice or conflict of laws principles that would defer to the substantive laws of any other jurisdiction.

        Section 7.2    Severability.    The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be illegal, invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any illegal, invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision, as so amended and limited, legal, valid and enforceable.

        Section 7.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

        Section 7.4    Titles and Captions.    The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof and shall not have any affect on the construction or interpretation of this Agreement.

        Section 7.5    Grammatical Conventions.    Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

        Section 7.6    References.    The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof.

[The next page is the signature page]

        Section 7.7    Entire Agreement.    This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements, relating thereto (written or oral) all of which are merged herein.

MEDSOURCE TECHNOLOGIES, LLC
By:	/s/ EDWARD R. MANDELL Name: Edward R. Mandell Title: Assistant Secretary

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  Exhibit 3.32
LIMITED LIABILITY COMPANY AGREEMENT OF THE MICROSPRING COMPANY, LLC (a Delaware limited liability company)